Exhibit 4.1

CONVERTIBLE NOTES EXCHANGE AGREEMENT

THIS CONVERTIBLE NOTES EXCHANGE AGREEMENT, is dated as of March ___, 2023 (this “Agreement”), by and among Mitesco, Inc., a Delaware corporation (the “Company”), and ______________________ (the “Holder”).

WHEREAS, the Holder owns an aggregate of $_______________ principal amount of convertible notes of the Company (the “Exchange Securities”);

[INSERT IF APPLICABLE: WHEREAS, the Company and Holder entered into a previous Exchange Agreement, dated _______ (“Prior Exchange Agreement”), providing for the exchange of Holder’s Exchange Securities into shares of Series E Preferred Stock of the Company upon its “uplist: to a national securities exchange; and the Company and Holder now wish to cancel the Prior Exchange Agreement and instead enter into and consummate the transactions contemplated by this Agreement;]

WHEREAS, pursuant to the terms of a Securities Purchase Agreement, dated on or about the date hereof (the “Series F SPA”), the Company is conducting an offering of shares of its Series F 12% PIK Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series F Shares”), having the terms and provisions set forth in the form of Certificate of Designations, Preferences and Rights of the Series F Convertible Perpetual Preferred Stock of the Company, attached hereto as Exhibit A;

WHEREAS¸ the Holder wishes to exchange its Exchange Securities for Series F Shares, and the Company wishes to issue to the Holder Series F Shares in such exchange, all in accordance with the terms and conditions of this Agreement;

WHEREAS¸ substantially simultaneously with its execution and delivery of this Agreement, the Holder has executed and delivered (as an “Investor” thereunder) a Series F SPA (the “Series F SPA”); and

WHEREAS, the exchange provided for hereby is being made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Exchange. Effective on the Closing Date under (and as defined in) the Series F SPA, the Holder shall exchange all its Exchange Securities and the amounts owing thereunder for a number of Series F Shares equal to the applicable Series F Convertible Notes Exchange Value. The Holder shall exchange the Exchange Securities owned by it by surrendering to the Company such Exchange Securities (and the corresponding certificates, if any, evidencing the same) (the “Holder Deliveries”). Upon the later to occur of such surrender and the Closing Date under the Holder’s Series F SPA, the Company shall issue to the Holder a number of Series F Shares equal to the Series F Convertible Notes Exchange Value. In connection with such exchange, the Company and the Holder agree that the Holder shall execute the Series F SPA, as an “Investor” thereunder, and that the Holder’s surrender of the Holder Deliveries shall constitute the Holder’s payment of its Subscription Amount (as defined in the Series F SPA, clause (ii)) under the Series F SPA. On the Closing Date upon the issuance of the Series F Shares to the Holder, the Exchange Securities shall be canceled on the books of the Company and all of the Holder’s rights with respect thereto shall automatically cease and terminate, and the Holder, by executing and becoming a party to this Agreement, shall be deemed to have consented to the cancellation of the Holder’s Exchange Securities. For purposes of this Agreement, the “Series F Convertible Notes Exchange Value” shall be a number of Series F Shares (based on their liquidation preference of $1,000) equal to [165%]1 of the principal amount of the Exchange Securities (including any payoff bonus or accrued interest), rounded up, as detailed on Schedule I.

1 230%” if Holder invests a dollar amount of new money into Series F of ≥50% of pre-“bump” Series F Convertible Notes Exchange Value.

APPENDIX D2

2.         Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that:

(a)                  the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)               all corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, have been taken on or prior to the date hereof. This Agreement has been validly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against them in accordance with their terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; and

(c)                  the Series F Shares issued in accordance herewith and under the Series F SPA have been duly authorized and validly issued and are fully paid and non-assessable.

3.         Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that:

(a)                  the Holder is a ___________________ duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)                 all actions on the part of the Holder necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, have been taken on or prior to the date hereof; this Agreement is validly authorized, executed and delivered by the Holder and constitutes the legal, valid and binding obligations of the Holder, enforceable against the Holder in accordance with its terms, except as such enforcement may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

(c)                  the Holder is acquiring the Series F Shares for its own account only and not with view towards, or for sale in connection with, the public sale or distribution thereof;

(d)                  the Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act;

(e)                  the Holder understands that the Series F Shares are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, acknowledgements, and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Series F Shares;

(f)                 the Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and issuance of the Series F Shares; the Holder has had the opportunity to review the Company’s filings with the Securities and Exchange Commission; the Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company; neither such inquiries nor any other due diligence investigations conducted by the Holder or its advisors, if any, or its representatives shall modify, amend or affect the Holder’s right to

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APPENDIX D2

rely on the Company’s representations and warranties contained herein; the Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series F Shares; the Holder is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Series F Shares and the transactions contemplated by this Agreement;

(g)                 the Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Series F Shares or the fairness or suitability of the investment nor have such authorities passed upon or endorsed the merits of the offering of the Series F Shares;

(h)                the Holder: understands, acknowledges and agrees that upon its consummation of the transactions contemplated by this Agreement on the Closing Date, (i) any and all Exchange Securities owned by it will be automatically cancelled, in each instance without further action on the part of the Company or the Holder except as otherwise set forth herein, and (ii) the Holder y surrenders and waives all rights that it has in respect of all of its Exchange Securities (and, for the avoidance of doubt, until such time Holder is not surrendering or waiving any such rights;

(i)                  notwithstanding anything else contained in this Agreement or the Series F SPA, the Holder shall have any all rights in, to and under the Exchange Securities owned by it, until the exchange is consummated on the Closing; and

(j)                 on the date hereof and at all times through the Closing Date, the Holder has and will have good and marketable title to the Exchange Securities, free and clear of all liens, securities interests, pledges, hypothecations, encumbrances and other adverse claims of third parties, and the Holder covenants and agrees that if the Closing (as defined in the Series F SPA) occurs, to deliver such title to the Exchange Securities to the Company on the Closing Date.

4.         Miscellaneous.

(a)         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Series F SPA.

(b)         Entire Agreement. This Agreement and the Series F SPA contain the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto.

(c)         Successors. This Agreement will inure to the benefit of any successor in interest to a party or any person that after the date hereof may acquire any subsidiary or division of a party.

(d)         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

[INSERT IF APPLICABLE: (e) Cancellation of Prior Exchange Agreement. Upon execution of this Agreement, the Prior Exchange Agreement is null and void and any exchange contemplated thereby will not take effect.]

[Signature Page(s) Follow this Page]]

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APPENDIX D2

IN WITNESS WHEREOF, the parties hereto have caused this Exchange to be duly executed by their respective authorized signatories as of the date below.

MITESCO, INC.

By:

Name: Lawrence Diamond

Title: Chief Executive Officer

[HOLDER]

By:

Name:

Title:

[Signature Page to Mitesco Convertible Notes Exchange Agreement]

Exhibit A

Form of Series F Certificate of Designations

Schedule I

Series F Convertible Notes Exchange Value Calculation

APPENDIX E

EXISTING HOLDERS/EXCHANGING HOLDERS

Anson Investments Master Fund LP*
Anson East Master Fund LP*
Dragon Dynamic Funds Platform LTD*
Mercer Street Global Opp Fund, LLC Note 1, 2, and 3*
Cavalry Fund I LP*
Pinz Capital Special Ops Fund LP*
GS Capital Partners, LLC*
AJB Capital Investments, LLC*
Darling Capital, LLC*
Kishon Investments, LLC

* Exchanging Holder